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                     May 9, 2023

       Claire McDonough
       Chief Financial Officer
       Rivian Automotive, Inc.
       14600 Myford Road
       Irvine, California 92606

                                                        Re: Rivian Automotive,
Inc.
                                                            Form 10-K For the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-41042

       Dear Claire McDonough:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing